core
associates

COMMUNICATION DESIGN PROPOSA

COMPANY: Kinder Travel and Tours
DESCRIPTION: Corporate / Product Logo Identity and Website
DRAFT: 2.0
DATE: 17-Mar-06

BUDGET OVERVIEW

Communication Design Proposal	
Product Naming and Logo Identity Development	$ 4,920
Website brand application	$ 10,320
Total Communication Design Proposal Before Taxes & Couriers	**$ 15,240**

Note: *TBD = To Be De*

Note: *The above is an approximate cost based on the specifications discussed.*
A final quote can be provided once actual requirements are confirmed.
Terms are: *1/3 prior to commencement, 1/3 during interim and balance on delivery.*
50% prepayment on shorter project time frames

At this stage signing the "Confirmation to proceed" will constitute an agreement to secure the services of Core Associates Communication Design Inc. for the purpose of developing the deliverable(s) as described in this estimate. Signing is done with the understanding that Core Associates Communication Design Inc. will confirm relevant changes in project costs and the undersigned agrees to the above costs as a possible scenario.

Confirmation to proceed: ______________________________

Kinder Travel and Tours

COMMUNICATION DESIGN PROPOSA

COMPANY:	Kinder Travel and Tours	**DRAFT:**	2.0
DESCRIPTION:	Corporate / Product Logo Identity and Website	**DATE:**	17-Mar-06

BUDGET DETAILS

3.0 Create **Implement Strategy through Various Collateral**

Product Naming and Logo Identity Development	
Product Naming	
Project initiation, planning and strategy	$ 240
Brainstorm names: prioritize and preliminary research for availability	$ 600
Write and produce naming questionnaire	TBD
Produce and Supply visual aids for testing	TBD
Summarize and quantify responses	TBD
Report and present recommendations with supporting rationale	$ 120
Management and coordination	$ 120
Corporate Logo Identity Development	
Project initiation, planning and strategy	$ 120
Design, layout and art direct Logo ID	$ 1,800
Presentation proofs, reviews and revisions (up to 3 rounds)	$ 120
Photography	N/A
Production of files to final specifications	$ 360
Management and coordination of design and production	$ 240
Product Logo Identity Development	
Project initiation, planning and strategy	N/A
Design, layout and art direct of each product logo ID based on top level brand ID	$ 600
Presentation proofs, reviews and revisions (up to 3 rounds)	$ 120
Photography	N/A
Production of files to final specifications	$ 360
Management and coordination of design and production	$ 120
Corporate Identity and Stationery System Development	**$4,920**

COMMUNICATION DESIGN PROPOSA

COMPANY:	Kinder Travel and Tours	**DRAFT:**	2.0
DESCRIPTION:	Corporate / Product Logo Identity and Website	**DATE:**	17-Mar-06

BUDGET DETAILS

3.0 Create **Implement Strategy through Various Collateral**

Website brand application	
Design Execution	
Project initiation, planning and strategy of design direction	$ 120
Design and art direction of website interface and brand application	
based on scope of current visible site content (approx 15 pages)	$ 4,200
Copywriting, and/or editing and integration of current site content	$ 1,080
Photography	TBD
Image editing and production of website files	TBD
Management and Coordination of design development	$ 360
Programming and Integration	
HTML Programming and creation of templates / style sheets	
Beta testing, quality assurance and revisions	$ 3,600
Development of administrative functionalities for content management system	$ 600
Multimedia content development	TBD
Additional Interactivity Development (I.e. flash, shockwave, Java)	TBD
Writing Notes for Integration Programmers	TBD
Management and Coordination of programming and integration	$ 360
Website brand application	**$ 10,320**